FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”) is entered into as of June 21, 2012 by and among: SENTIO LEAH BAY LLC, a Delaware limited liability company, or its successors or assigns (“Buyer”); URBANA CARE GROUP LLC, an Illinois limited liability company, SPRINGFIELD CARE GROUP LLC, an Illinois limited liability company, NORMAL CARE GROUP LLC, an Illinois limited liability company and BRYAN CARE GROUP, LP, a Texas limited partnership (each a “Current Owner” and collectively “Current Owners”), ERWIN FAMILY PROPERTIES I, L.L.C., a Washington limited liability company (“EFP” and together with each Current Owner, a “Seller” and collectively with all Current Owners, “Sellers”), and FIDELITY NATIONAL TITLE AGENCY, INC., a Texas corporation (“Escrow Agent”).

RECITALS

A. Buyer, Sellers and Escrow Agent entered into that certain Purchase and Sale Agreement dated May 7, 2012 (the “Agreement”) with respect to the purchase and sale of certain real property described in the Agreement.

B. Buyer, Sellers and Escrow Agent desire to amend the Agreement as set forth in this Amendment.

AGREEMENT

For valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer, Sellers and Escrow Agent agree as follows:

1. Definitions. Except as expressly set forth in this Amendment, all terms defined in the Agreement will have the same meaning in this Amendment.

2. Sellers’ Structure. Recitals B and C of the Agreement are deleted in their entirety. Instead of the structure set forth in those Recitals, each Current Owner will retain a 100% interest in its property and, at Closing, each Current Owner will convey to Buyer or its designee(s) such Current Owner’s interest in its Property by a warranty deed and bill of sale in accordance with the terms of the Agreement. The Purchase Price for the Property will be paid in accordance with paragraph 4 of this Amendment. Immediately upon Closing, each of Urbana Care Group LLC, Springfield Care Group LLC and Normal Care Group LLC will distribute the Equity Interest (as defined in paragraph 4 of this Amendment) granted to it at Closing to Leah Bay Investments LLC, a Washington limited liability company (“LBI”), the sole owner of the each of those Current Owners. Immediately following that distribution, LBI will distribute the Equity Interests received by those three Current Owners to EFP so that EFP will own an Equity Interest of 21.5963% in the applicable purchasing entities of the Urbana Property, the Springfield Property and the Normal Property. The parties hereto acknowledge and agree that it is Sellers’ objective for the transfer of the Urbana Property, the Springfield Property and the Normal Property to constitute, in part, a tax deferred contribution of property to a partnership in exchange for an interest in the partnership (i.e., the Equity Interest) pursuant to the requirements of Section 721 of the Internal Revenue Code of 1986, as amended. The Buyer agrees to cooperate with the Sellers, at no additional cost or expense to Buyer, in structuring the transaction to achieve this objective.

3. Defined Terms. In the first paragraph of Section 1.1, the sentence beginning with “By way of example…” is deleted.

4. Due Diligence Period; Earnest Money Deposit. The Due Diligence Period is extended and will end at 6:00 p.m. Eastern Time on June 28, 2012. Buyer will, however, deposit the additional $245,000 of the Earnest Money Deposit with Escrow Agent no later than 6:00 p.m. Eastern Time on June 21, 2012 rather than upon expiration of the Due Diligence Period. All other terms and conditions applicable to the Earnest Money Deposit will remain as set forth in the Agreement.

5. Purchase Price. The purchase price for the Property shall be an amount equal to FORTY-NINE MILLION AND NO/100 U.S. DOLLARS ($49,000,000.00), (the “Purchase Price”), plus or minus (whichever is applicable) the Adjustment Amount which shall be paid to Seller for the Property, all of which shall be paid at the Closing by Buyer in accordance with Section 9.3(a) as follows:

(a) with respect to the Bryan Property (i) by the assumption by Buyer of the Existing Mortgage on the Bryan Property, and (ii) in cash by wire transfer of immediately available funds an amount equal to the Purchase Price less the outstanding principal balance of the Existing Mortgage on the Closing Date plus or minus the Preliminary Adjustment Amount, and

(b) with respect to each of the Urbana Property, the Springfield Property and the Normal Property, (i) by the assumption by Buyer of the Existing Mortgages on the Urbana Property, the Springfield Property and the Normal Property, and (ii) by the grant to the applicable Current Owner of an equity interest of 21.5963% in the applicable purchasing entity (each, an “Equity Interest”), and (iii) in cash by check of wire transfer of immediately available funds in an amount equal to the remaining 78.4037% of the Purchase Price applicable to such Property less the outstanding principal balance of the Existing Mortgage on the Closing Date plus or minus the Preliminary Adjustment Amount in the manner set forth in Section 9.3(a).

Prior to the expiration of the Due Diligence Period, Buyer and Seller shall agree upon an allocation of the Purchase Price for local, state and federal tax purposes which allocation will specify the Purchase Price for each Property by Real Property, Personal Property and Other Assets. The agreed allocation will be attached to this Agreement in the form shown in Schedule 2.3.

6. Deliveries of Buyer. Section 9.3(a) is deleted and replaced with the following: “The Purchase Price, by wire transfer, in accordance with Section 2.3, subject to the adjustments under Section 2.5, less an amount equal to the additional net proceeds Sellers would be entitled to receive under this Agreement for the sale of the Urbana Property, the Springfield Property and the Normal Property if Sellers were not receiving an Equity Interest in the purchasing entities.”

7. No Other Changes. Except as expressly set forth in this Amendment, the Agreement will remain unmodified and will otherwise continue in full force and effect as written. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment will control.

8. Counterparts. This Amendment may be executed in counterparts, all of which taken together will constitute one and the same instrument, and any party executing this amendment may do so by signing any such counterpart.

SELLERS

URBANA CARE GROUP LLC, an Illinois limited liability company

By
Craig Spaulding, its manager

SPRINGFIELD CARE GROUP LLC, an Illinois limited liability company

By
Craig Spaulding, its manager

NORMAL CARE GROUP LLC, an Illinois limited liability company

By
Craig Spaulding, its manager

BRYAN CARE GROUP, LP, a Texas limited partnership

By	BCG Texas Group, LLC, a Texas limited liability Company, its general partner

By
Craig Spaulding, Manager

ERWIN FAMILY PROPERTIES I, L.L.C., a Washington limited liability company

By
Gerald L. Erwin, Manager

BUYER

SENTIO LEAH BAY, LLC, a Delaware limited liability company

By
Name
Title

ESCROW AGENT:

The undersigned Escrow Agent hereby accepts the foregoing Amendment.

FIDELITY NATIONAL TITLE AGENCY, INC.

By:
Name:
Title: